EXHIBIT 10.17

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                       OPERATION AND MAINTENANCE AGREEMENT


                                     for the


                          Sayreville Cogeneration Plant


                                       at


                             Sayreville, New Jersey


                                     between


                              Northeast Energy, LP


                                       and


                          ESI Operating Services, Inc.



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                                        1

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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
                                      ARTICLE I.

                                     DEFINITIONS..........................  1

                                     ARTICLE II.

                                  SCOPE OF SERVICES.......................  2

Section 2.01  Oversight Services..........................................  2
Section 2.02  Transition Services.........................................  2
Section 2.03  Operator Services...........................................  2
Section 2.04  Agency......................................................  2
Section 2.05  Operator Notices............................................  3

                                    ARTICLE III.

                              RESPONSIBILITIES OF OWNER...................  3

Section 3.01  Responsibilities of Owner...................................  3
Section 3.02  Owner Notices...............................................  3

                                     ARTICLE IV.

                            PROCEDURES, PLANS AND RECORDS.................  3

Section 4.01  Plant Manual................................................  3
Section 4.02  Transition Plan.............................................  4
Section 4.03  Annual Plan.................................................  5
Section 4.04  Emergencies.................................................  7
Section 4.05  Right of Owner to Inspect Records...........................  7
Section 4.06  Capital Improvements........................................  7

                                     ARTICLE V.

                       COMPENSATION, COSTS AND REIMBURSEMENTS.............  8

Section 5.01  Costs and Expenses..........................................  8
Section 5.02  Operating Fee...............................................  8
Section 5.03  O&M Operating Account.......................................  9
Section 5.04  Late Payments...............................................  9


                                      (i)

                                     ARTICLE VI.
                                TERM AND TERMINATION......................  9

Section 6.01  Term........................................................  9
Section 6.02  Termination upon Notice by Owner............................  9
Section 6.03  Termination upon Notice by Operator......................... 10
Section 6.04  Termination for Insolvency.................................. 10
Section 6.05  Termination Upon Certain Other Events....................... 10
Section 6.06  Duties Upon Termination..................................... 10
Section 6.07  Effect of Termination....................................... 11
Section 6.08  Termination Payment......................................... 11

                                    ARTICLE VII.

                               LIMITATION OF LIABILITY.................... 11

Section 7.01  No Consequential Damages.................................... 11
Section 7.02  Limitation of Aggregate Liability........................... 12

                                    ARTICLE VIII.

                       INDEMNIFICATION, INSURANCE BY OPERATOR............. 12

Section 8.01  Indemnification............................................. 12
Section 8.02  Insurance Coverage.......................................... 12

                                     ARTICLE IX.

                         INDEMNIFICATION, INSURANCE BY OWNER.............. 13

Section 9.01  Indemnification............................................. 13
Section 9.02  Procedure................................................... 13
Section 9.03  Insurance Coverage.......................................... 14

                                     ARTICLE X.

                                    FORCE MAJEURE......................... 14

Section 10.01 Force Majeure............................................... 14
Section 10.02 Notice...................................................... 14

                                     ARTICLE XI.

                             RELATIONSHIP OF THE PARTIES.................. 15


                                      (ii)

                                    ARTICLE XII.

                  REPRESENTATIONS, WARRANTIES AND STANDARD OF CARE........ 15

Section 12.01 Representations and Warranties of Owner..................... 15
Section 12.02 Representations and Warranties of Operator.................. 16
Section 12.03 Standard of Care............................................ 16

                                    ARTICLE XIII.

                                       NOTICES............................ 16

                                    ARTICLE XIV.

                           ASSIGNMENTS AND SUBCONTRACTING................. 17

Section 14.01 Assignments................................................. 17
Section 14.02 Assignment by Owner to NJEA................................. 17
Section 14.03 Security Interest........................................... 18
Section 14.04 Cooperation in Financing.................................... 18
Section 14.05 Subcontracting.............................................. 18

                                     ARTICLE XV.

                  LIMITATIONS OF AUTHORITY; LIENS AND ENCUMBRANCES........ 18

Section 15.01 Limitation on Authority..................................... 18
Section 15.02 No Liens or Encumbrances.................................... 19

                                    ARTICLE XVI.

                         DISPUTE RESOLUTION AND ARBITRATION............... 19

Section 16.01 Dispute Resolution.......................................... 19
Section 16.02 Arbitration................................................. 19
Section 16.03 Survival.................................................... 20

                                     (iii)

                                    ARTICLE XVII.

                                    MISCELLANEOUS......................... 21

Section 17.01 Severability................................................ 21
Section 17.02 Governing Law............................................... 21
Section 17.03 Entire Agreement............................................ 21
Section 17.04 Captions.................................................... 21
Section 17.05 Counterparts................................................ 21
Section 17.06 No Third Party Beneficiaries................................ 21
Section 17.07 Further Assurances.......................................... 21
Section 17.08 No Implied Waiver........................................... 21
Section 17.09 Amendments.................................................. 22
Section 17.10 Confidentiality............................................. 22
Section 17.11 Decision-Making by Parties.................................. 22
Section 17.12 Schedules................................................... 22



                                      (iv)

                       OPERATION AND MAINTENANCE AGREEMENT

              This OPERATION AND MAINTENANCE AGREEMENT (this "Agreement") is made as of the 21st day of November, 1997, between NORTHEAST ENERGY, LP, a Delaware limited partnership ("Owner"), and ESI OPERATING SERVICES, INC., a Florida corporation ("Operator"). Owner and Operator are sometimes referred to individually as a "party," and collectively, the "parties".

                                    RECITALS

              WHEREAS, North Jersey Energy Associates, a Limited Partnership ("NJEA"), is the owner of a 300 megawatt gas-fuel combined cycle cogeneration plant located in Sayreville, New Jersey (the "Facility");

              WHEREAS, NJEA has entered into that certain Second Amended and Restated Operation and Maintenance Agreement, dated as of June 28, 1989 (the "Westinghouse O&M Agreement"), with Westinghouse Electric Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania;

              WHEREAS, Owner indirectly holds 100% of the partnership interests in NJEA;

              WHEREAS, subject to the terms and conditions of this Agreement, Owner desires to retain, effective as of the expiration or early termination of the Westinghouse O&M Agreement, Operator to operate and maintain the Facility and Operator is willing to perform the services described in this Agreement; and

              WHEREAS, until such time, Operator is willing, subject to the terms and conditions in this Agreement, to perform the Oversight Services and the Transition Services described herein;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator, intending to be legally bound, agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

              As used in this Agreement, capitalized terms shall have the definitions set forth in Schedule 1.01.



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                                   ARTICLE II.

                                SCOPE OF SERVICES

              Section 2.01 Oversight Services. From the Effective Date through the day immediately preceding the Transition Period Commencement Date (the "Oversight Period"), Operator shall provide the services listed on Schedule 2.01 (the "Oversight Services"). Such services shall be conducted in a manner so as to minimize disruption of operation and maintenance of the Facility. During the Oversight Period, Operator shall not be responsible for operation or maintenance of the Facility.

              Section 2.02 Transition Services. From the Transition Period Commencement Date through the day immediately preceding the Operating Period Commencement Date (the "Transition Period"), Operator shall review existing maintenance and operation records and perform all activities necessary to mobilize its personnel (the "Transition Services"), including without limitation, the services listed on Schedule 2.02. Such review and mobilization efforts shall be conducted in a manner so as to minimize disruption of operation and maintenance of the Facility. During the Transition Period, Operator shall not be responsible for operation or maintenance of the Facility.

              Section 2.03 Operator Services. From the Operating Period Commencement Date through the termination, of this Agreement, Operator shall perform all activities necessary to operate and maintain the Facility (the "O&M Services"), including without limitation, the services listed on Schedule 2.03. The O&M Services shall not include, and Operator shall not be responsible for, supplying water, natural gas or start up electrical power for the Facility, securing or maintaining Owner Permits, arranging for the sale of steam or electricity, except as specifically required by this Agreement maintaining the insurance required by the Indenture, or the services described in Schedule 3.01; provided, however, that the foregoing shall not limit Operator's obligation to coordinate and/or arrange for the supply of such services as set forth herein.

              Section 2.04 Agency.

              (a) To the extent expressly set forth in the Approved Transition Plan, Operator is hereby authorized by Owner to enter into, on behalf of Owner and as agent of Owner, purchase orders and service agreements in connection with the Transition Services.

              (b) Subject to the Approved Annual Plan, the administrative procedures set forth in the Approved Plant Manual and Article XI hereof, Operator is hereby authorized by Owner to enter into, on behalf of Owner and as agent of Owner, purchase orders and service agreements in connection with the O&M Services.

              (c) Operator shall not claim title to any supplies, consumables, tools, office equipment or furniture acquired on behalf of Owner.
Notwithstanding anything herein to the contrary, title to any software developed or modified specifically for the Facility, whether by Owner, Operator or a


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third-party contractor, shall vest in Owner. Operator may retain title to any commercially available software or equipment purchased by Operator or its Affiliates with its own funds; provided, however, all records with respect to the operation and maintenance of the Facility maintained with such software shall be the property of Owner.

              Section 2.05 Operator Notices. Operator shall provide to Owner copies of all notices from third parties received by Operator in connection with Operator's performance of its responsibilities under this Article II. Operator shall designate in writing to Owner an individual who will act on behalf of Operator with respect to communicating decisions and directions to Owner under this Agreement. Such individual shall also be available at reasonable times to receive communications from Owner and provide appropriate responses to Owner.


                                  ARTICLE III.

                            RESPONSIBILITIES OF OWNER

              Section 3.01 Responsibilities of Owner. From the Effective Date to the end of the term of this Agreement, Owner shall provide, at Owner's sole cost and expense, and in addition to the other services specifically set forth in this Agreement, the services listed on Schedule 3.01.

              Section 3.02 Owner Notices. Owner shall give Operator at least 120 days prior written notice of an early termination of the Westinghouse Agreement. Owner shall also provide to Operator copies of all notices from third parties received by Owner in connection with Owner's performance of its responsibilities under this Article III. Owner shall designate in writing to Operator an individual who will act on behalf of Owner with respect to communicating decisions and directions to Operator under this Agreement. Such individual shall also be available at reasonable times to receive communications from Operator and provide appropriate responses to Operator.


                                   ARTICLE IV.

                          PROCEDURES, PLANS AND RECORDS

              Section 4.01 Plant Manual. During the Transition Period, Operator shall review the existing plant operating, maintenance and safety procedures (the "Existing Plant Procedures") currently in use at the Facility and sixty
(60) days before the Operating Period Commencement Date, submit to Owner a report outlining the proposed scope of and schedule for revision and the incorporation of the Existing Plant Procedures into a plant manual (the "Plant Manual"). The Plant Manual shall be consistent with applicable Law, the Project Documents and the original equipment manufacturers manuals. All safety, environmental and administrative-related revisions shall be scheduled for implementation as of the Operating Period Commencement Date. Operator's report shall address, at a minimum, the following plans and procedures:

              (a) staffing plan;

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              (b) spare parts program;

              (c) administrative procedures;

              (d) operating procedures;

              (e) maintenance program;

              (f) safety and security program;

              (g) accounting procedures;

              (h) environmental procedures;

              (i) record-keeping and reporting procedures;

              (j) procurement procedures; and

              (k) outage planning procedures.

Thereafter, Owner and Operator shall meet to resolve any differences with respect to the Existing Plant Procedures and to agree on a Plant Manual and a plan for revision of the Plant Manual, if necessary; provided, however, that if Owner and Operator are unable to agree, the decision of Owner shall be binding on the parties unless patently unreasonable or contrary to this Agreement or applicable Law. Owner and Operator shall seek diligently to agree on the Plant Manual and the plan for revision of the Plant Manual, if necessary, no later than twenty (20) days before the Operating Period Commencement Date. The approved Plant Manual shall remain in effect for the term of this Agreement, subject to revision and amendment as may be proposed by Owner or Operator and consented to in writing by both parties. The Plant Manual and all revisions approved pursuant to this section shall be the "Approved Plant Manual." Operator shall be responsible for maintenance and update of the Approved Plant Manual, shall conduct an annual review of the Approved Plant Manual and shall make such changes to the Approved Plant Manual as Owner shall reasonably request, except as required by applicable Law or this Agreement. All costs associated with developing the Approved Plant Manual and any revisions thereof shall be deemed O&M Expenses.

              Section 4.02 Transition Plan.

              (a) Eighty (80) days before the Operating Period Commencement Date, Operator shall prepare and submit to Owner a proposed plan for orderly transition of the operation and maintenance responsibilities for the Facility to Operator (the "Transition Plan"). The Transition Plan shall describe, in detail reasonably acceptable to Owner, anticipated schedule, objectives, staffing plans, equipment acquisitions, spare parts and Consumables inventories (including a breakdown of capital items and expense items), schedules of subcontractor services, and such other matters as Owner may reasonably require. Any actions proposed under the Transition Plan shall be consistent with Prudent Industry Practices and this Agreement. The Transition Plan shall contain a proposed budget for the Transition Period that shall describe, in detail reasonably acceptable to Owner, the estimated cost, based on time and materials and all fees, for any anticipated Transition Services to be provided by Operator during Transition Period and the assumptions used in developing such budget. When approved pursuant to Section 4.02(b) below, the Transition Plan shall be an "APPROVED TRANSITION PLAN."

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              (b) Owner shall give its written approval or disapproval of the
Transition Plan no later than 30 days after receipt thereof from Operator. If Owner disapproves all or any portion of the proposed Transition Plan, Owner and Operator shall make all reasonable efforts to agree upon the items and associated costs to be included in the Transition Plan. If Owner and Operator cannot agree on the Transition Plan, those elements of the Transition Plan that are in dispute shall be revised in accordance with the reasonable specifications of Owner, however, in no event shall the Transition Plan require Operator to (i) deviate from its practices regarding salary administration, compensation and personnel practices, except as required by Laws or Prudent Industry Practices or
(ii) perform services that might conflict with Operator's duties under this Agreement or applicable Laws.

              (c) An Approved Transition Plan shall constitute authorization for Operator to incur costs and expenses as agent on behalf of Owner to the extent set forth in the budget contained in Approved Transition Plan. Operator shall notify Owner as soon as reasonably possible of any anticipated monetary variances in estimated expenses for the Transition Period.

              (d) If either party desires to request an amendment to the Approved Transition Plan, Owner and Operator shall make all reasonable efforts to agree upon any proposed changes to the Approved Transition Plan. Once approved, the revised Transition Plan shall supersede the then current Approved Transition Plan.

              Section 4.03 Annual Plan.

              (a) Sixty (60) days before the Operating Period Commencement Date and ninety (90) days before the first day of each Operating Year commencing thereafter, Operator shall prepare and submit to Owner a proposed operating and maintenance plan for the upcoming Operating Year (the "OPERATING PLAN"). The Operating Plan shall describe, in detail reasonably acceptable to Owner, anticipated maintenance and overhaul schedules, performance objectives, predictive and preventative maintenance programs or plans, Planned Outages, staffing plans, equipment acquisitions, spare parts and Consumables inventories (including a breakdown of capital items and expense items), schedules of subcontractor services, plant performance data regarding required environmental performance, and such other matters as Owner may reasonably require. Any actions proposed under the Operating Plan shall be consistent with the Approved Plant Manual, Prudent Industry Practices and this Agreement. Together with the Operating Plan, Operator shall submit to Owner for its review and written approval a proposed budget for operating and maintaining the Facility during the upcoming Operating Year pursuant to the Operating Plan and Prudent Industry Practices (the "OPERATING BUDGET") that shall describe, in detail reasonably acceptable to Owner, the estimated cost, based on time and materials and all


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fees, for all anticipated O&M Services to be provided by Operator during each month of the upcoming Operating Year and the assumptions used in developing the Operating Budget. (The Operating Plan and the Operating Budget for the upcoming Operating Year are sometimes collectively referred to as the "Annual Plan"). When approved pursuant to Section 4.03(b) below, the Annual Plan shall be an "APPROVED ANNUAL PLAN" and shall consist of an "APPROVED OPERATING PLAN" and an "APPROVED OPERATING BUDGET."

              (b) Owner shall give its written approval or disapproval of the Annual Plan no later than 60 days after receipt thereof from Operator. If the Annual Plan is not approved or disapproved within such 60-day period, the Annual Plan for the previous year shall remain in effect until a new Annual Plan has been approved by Owner. If Owner disapproves all or any portion of the proposed Annual Plan, Owner shall provide the reasons for such disapproval in writing and Owner and Operator shall make all reasonable efforts to agree upon the items and associated costs to be included in the Annual Plan. If Owner and Operator cannot agree on the Annual Plan, those elements of the Annual Plan that are in dispute shall be revised on an interim basis in accordance with the reasonable specifications of Owner. Owner and Operator agree to proceed pursuant to such revised Annual Plan pending the final resolution of their disagreement. The Owner-specified Operating Budget or Operating Plan will be deemed an Approved Operating Budget or an Approved Operating Plan until such resolution. However, in no event shall such revised Annual Plan require Operator to (i) deviate from its practices regarding salary administration, compensation and personnel practices, except as required by Laws or to comply with Prudent Industry Practices or (ii) perform services that might conflict with Operator's duties under this Agreement or applicable Laws. Facility staffing levels shall be adjusted to appropriately respond to any material and sustained changes in the operation of the Facility required by changes to the Project Documents, or as mutually agreed upon by Owner and Operator.

              (c) An Approved Annual Plan shall constitute authorization for Operator to incur costs and expenses as agent on behalf of Owner to operate and maintain the Facility in accordance with such Approved Operating Budget. Operator shall notify Owner if Operator reasonably believes that expenses anticipated to be incurred would exceed the O&M Expenses projected to be incurred as set forth in the Approved Operating Budget for the applicable Operating Year. Operator shall follow Owner's instructions regarding further expenditures on Owner's behalf with respect to such variances. Unless and until Owner approves additional expenditures, Operator shall, subject to Section 4.04 below, not incur expenses on behalf of Owner in excess of the projected O&M Expenses in the Approved Operating Budget, and any expenses so incurred shall not be deemed to be O&M Expenses.

              (d) If either party desires to request an amendment to an Approved Annual Plan at any time during the Operating Year, such party shall submit a proposed revised Annual Plan for the other party's consideration, including the basis for the adjustment, and such other party shall approve or disapprove the proposed revised Annual Plan in writing within 30 days after submission thereof. If the proposed revised Annual Plan is not approved within such 30-day period, it shall be deemed to have been disapproved. If the proposed revised Annual Plan is disapproved within such 30 day period, the disapproving party shall furnish the other party with the reasons for such disapproval in writing and shall immediately begin good faith discussions in an effort to reach a mutually agreeable revised Annual Plan. Operator shall not, except in an


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emergency as described in Section 4.04 hereof, act outside of the Approved
Annual Plan for such Operating Year without the prior written consent of Owner. Once approved, the revised Annual Plan shall supersede the then current Approved Annual Plan.

              Section 4.04 Emergencies. In the event of an emergency involving the Facility or any adjoining property on or after the Operating Period Commencement Date and Owner is unavailable or there is insufficient time to reach Owner, Operator shall be authorized, without the necessity of obtaining any approvals from Owner that might otherwise be required hereunder, to take any action (including making payments and incurring expenses on behalf of Owner in the nature of capital or operating expenses or otherwise) deemed by Operator to be reasonably necessary or advisable under the circumstances to prevent, avoid or mitigate injury, damage or loss to persons or property or loss of Owner's revenue from the Facility; provided, however, that Operator shall not make any such expenditures if the aggregate amount for any incident is estimated by Operator to exceed $50,000 unless Owner has approved the same or the same is made in accordance with the following sentence. If there is an emergency resulting in, or imminently threatening, injury, damage or loss of life to persons, or environmental damage and Operator has been unable to contact Owner notwithstanding its diligent efforts to do so, Operator shall be authorized to make such emergency expenditures in excess of $50,000, provided that Operator continues its diligent efforts to contact Owner regarding any such expenditure. Operator shall notify Owner of any emergency as soon as practicable. If, as a result of action taken in response to such an emergency, Operator properly incurs costs or expenses in connection therewith and provides Owner with justification and invoices therefor, the Approved Annual Plan shall be revised to properly incorporate and reflect such costs and expenses, and adequate funds shall be deposited by Owner into the Operating Account in accordance therewith.

              Section 4.05 Right of Owner to Inspect Records. Owner shall have the right, at its own expense, throughout the term of this Agreement and for a period of two years following termination of this Agreement, to inspect and/or audit Operator's records of operation, permit compliance, past maintenance and scheduled maintenance for the Facility, as well as procurement, expenditure and cost records and supporting data (excluding the underlying basis for the rates for Home Office Personnel) and all other books and records maintained by Operator with respect to the Facility or the operation and maintenance thereof. Upon reasonable prior notice, Operator hereby agrees to make all such records maintained by Operator available, subject to Operator's record retention policy as set forth in the Approved Plant Manual, for inspection or audit by Owner or any third party reasonably designated by Owner and to cooperate with Owner and Owner's designated auditor with respect to any audit or review. Neither the third party nor the auditor shall be a direct competitor of Operator. Any audit or review shall be conducted in a manner so as to minimize disruption of Operator's business.

              Section 4.06 Capital Improvements. Owner and Operator shall develop a capital authorization procedure agreeable to both parties that provides for proper Owner approval prior to implementation. No capital expenditures will be made by Operator unless the same is specifically included in both the Approved Operating Budget and the Approved Operating Plan or have


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otherwise been approved in accordance with procedures adopted by Owner, and any such capital expenses incurred without Owner's approval shall be at the sole expense of Operator.

                                   ARTICLE V.

                     COMPENSATION, COSTS AND REIMBURSEMENTS

              Section 5.01 Costs and Expenses.

              (a) Owner shall pay all properly incurred costs and expenses of performing the Transitional Services, including without limitation the applicable costs and expenses listed on Schedule 5.01 to the extent in the budget contained in the Approved Transition Plan, and all costs and expenses (whether or not on Schedule 5.01) approved by Owner and incurred during the Transition Period. Acting on behalf of Owner as agent, Operator shall incur expenses during the Transition Period only to the extent the nature and amount of such costs and expenses are included in the Approved Transition Plan or are otherwise approved by Owner. Payment of such expenses shall be made by Owner within thirty (30) days of Operator's submission of an invoice therefor; provided, however, that Owner may defer payment until the Operating Period Commencement Date set forth in the notice by Owner pursuant to Section 3.02.

              (b) Subject to the provisions of this Section 5.01(b), Owner shall pay all properly incurred costs and expenses of performing the O&M Services (collectively, the "O&M Expenses"), including without limitation the costs and expenses listed on Schedule 5.01. Acting on behalf of Owner as agent, Operator shall incur O&M Expenses only to the extent the nature and amount of such costs and expenses (i) are included within the Approved Operating Budget (it being agreed that Operator may exceed the budget amount for any line item so long as the overall budget amount has not been exceeded) or are otherwise approved by Owner, (ii) are incurred in connection with the performance of any Unscheduled Maintenance as approved in writing by Owner, or (iii) are incurred in connection with an emergency as provided under Section 4.04 hereof. Operator shall be responsible for paying all expenses not incurred in accordance with this Agreement. Payment of O&M Expenses by Owner shall be made from the O&M Operating Account, which is more particularly described in Section 5.03. Except as specifically provided herein, Operator shall not incur on Owner's behalf any O&M Expenses. All O&M Expenses, except the Labor Costs of Operator's personnel, the cost of services provided by Operator's Affiliates and items purchased with petty cash, shall be incurred in the name of Owner.

              Section 5.02 Operating Fee.

              (a) From the Effective Date until this Agreement is terminated, Operator shall receive a fee (the "Operating Fee") of $750,000 per annum, as adjusted in accordance with this Section 5.02. The Operating Fee shall be paid in monthly installments and shall be due on the first Business Day of each month


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for the preceding month. The Operating Fee for any partial month shall be pro rated to cover the actual portion of such month that this Agreement was in effect.

              (b) As of January 1 of each year, commencing January 1, 1999, the Operating Fee shall be adjusted upwards or downwards by multiplying the Operating Fee for the prior year by a fraction the numerator of which will be the Index for the immediately preceding December and the denominator of which will be the Index for the month of December one year earlier; provided, that in no event shall the Operating Fee be decreased below $750,000. This adjusted Operating Fee shall be the Operating Fee for the current Operating Year and the basis for calculation of the Operating Fee for the next Operating Year.

              Section 5.03 O&M Operating Account. Owner shall establish and maintain an O&M operating account ("O&M Operating Account") and will designate Operator as an additional signatory on the account, subject to the restrictions set forth in the Approved Plant Manual. Owner will deposit into the O&M Operating Account on or before the 15th day of each month an amount equal to (a) the amount of O&M Expenses in the Approved Operating Budget for the next month, plus (b) any amount reasonably expected by Operator, as communicated to Owner in writing by the 10th day of the month, to be required for costs and expenses relating to emergencies or approved Unscheduled Maintenance, plus or minus (c) the difference between the amounts deposited in the O&M Operating Account in the preceding month and the actual amount of O&M Expenses incurred in that month. On or before the 10th day of each month, Operator shall deliver to Owner an accounting report that reflects all O&M Expenses for the preceding month, reconciled against the amounts deposited to the O&M Operating Account and against the amounts projected in the Approved Operating Budget for such preceding month.

              Section 5.04 Late Payments. If any amounts owing under this Agreement are not paid to Operator or Owner, as applicable, when due, the same shall bear interest at the Late Payment Rate from the due date until paid.


                                   ARTICLE VI.

                              TERM AND TERMINATION

              Section 6.01 Term. Unless terminated as provided in Article VI or
Article X, this Agreement shall continue in effect for the period commencing on the Effective Date and ending on the 18th anniversary of the Effective Date (the "INITIAL TERM"), unless the parties shall at least six (6) months prior to the expiration of the Initial Term agree in writing to an extension.

              Section 6.02 Termination upon Notice by Owner. If (a) prior to the Operating Period Commencement Date an Independent Engineer has not certified that Operator is capable of operating the Facility in accordance with Prudent Industry Practices, (b) if the Purchase Agreement terminates in accordance with
Section 15 thereof, or (c) Operator defaults in the performance of any material term, covenant or obligation contained in this Agreement and does not remedy such default within 30 days after Operator's receipt of Owner's written notice thereof to Operator (or as soon as possible thereafter but in any event within 180 days, if it cannot be reasonably accomplished in such 30 day period and Operator shall have commenced all actions required to remedy such default within such 30 day period and diligently thereafter pursues the same to completion),


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Owner may, by written notice to Operator, terminate this Agreement and Owner shall pay to Operator all amounts due and not previously paid to Operator for services performed in accordance with this Agreement up until the effective date of such termination. All such amounts will be paid to Operator within 30 days of the effective termination date or within 30 days of receipt of an invoice from Operator for any amounts not invoiced prior to the effective termination date, provided that Owner shall have the right to -------- offset the amounts of any damages owing by Operator under this Agreement against any such amounts due and not previously paid to Operator by Owner.

              Section 6.03 Termination upon Notice by Operator. If Owner (a) fails to make any payment hereunder within 5 days after the same shall have become due, or (b) defaults in the performance of any material term, covenant or agreement contained in this Agreement and does not remedy such default within 30 days after Owner's receipt of Operator's written notice thereof to Owner (or as soon as possible thereafter but in any event within 180 days, if it cannot be reasonably accomplished in such 30 day period and Owner shall have commenced all actions required to remedy such default within such 30 day period and diligently thereafter pursues the same to completion), Operator may, by written notice to Owner, terminate this Agreement.

              Section 6.04 Termination for Insolvency. Either party may terminate this Agreement by written notice to the other party (but only with the concurrence of the Agent in the case of termination by Owner) if: (a) the other party (i) makes a general assignment for the benefit of creditors, (ii) institutes proceedings in any court of competent jurisdiction or takes any other steps to subject itself to the laws of any jurisdiction to which it may be subject providing for it to be wound up or adjudicating it to be bankrupt or insolvent or (iii) takes or consents to the institution of any bankruptcy or insolvency proceedings which relate to any reorganization, arrangement or compromise of its debts; (b) any proceedings are commenced or steps taken whether by way of private appointment, seizure, court proceedings or otherwise for the appointment of a receiver, custodian, liquidator, trustee or similar person with respect to all or a substantial portion of the other party's property; or (c) any proceedings are commenced or steps taken by any creditor, regulatory agency or other person relating to the reorganization, arrangement, adjustment composition, liquidation, dissolution, winding up, custodianship or other similar relief with respect to such other party.

              Section 6.05 Termination Upon Certain Other Events. Either party may terminate this Agreement by written notice to the other party if: (a) the Facility is destroyed or suffers damage in excess of $100,000,000 and is not rebuilt and in commercial operation within 24 months after such damage or destruction, (b) the Facility cannot be operated for a period of at least 18 consecutive months as a result of a Force Majeure event, (c) loss of "qualifying facility" status, or (d) Owner determines to permanently shut down the Facility.

              Section 6.06 Duties Upon Termination. Upon termination or expiration of this Agreement:

                            (a) At the request of Owner, and provided that Owner
              is not in default of any material provision of this Agreement,

              Operator shall have the obligation to assist in making, at Owner's expense, a smooth transition to a new operator (including training new operating personnel);

                            (b) Operator shall provide to Owner all books and
              records relating to the Facility or the operation or maintenance thereof (other than Operator's own internal accounting records), including, without limitation, the Approved Plant Manual, provided that Operator may retain a copy of such records at its own expense;

                            (c) Operator shall provide Owner with a current
              inventory record of the assets at the Site and a reconciliation of inventory balances of such assets; and

                            (d) Operator shall provide to Owner at the Site all
              tools and Consumables purchased by Operator on behalf of Owner pursuant to this Agreement.

              This Section 6.06 shall survive termination of this Agreement.

              Section 6.07 Effect of Termination. On the effective date of termination, Owner shall assume and become responsible for all operation and maintenance of the Facility, including, but not limited to, obligations under outstanding contracts and commitments relating to the operation and maintenance of the Facility and the purchase of equipment for the Facility. Notwithstanding such termination, neither party shall be relieved from any obligations or liabilities that accrued prior to the effective date of termination. The applicable provisions of this Agreement will continue in effect after termination of this Agreement to the extent necessary to provide for final payments, payment adjustments and any other final expense reimbursements, and with respect to liability and indemnification payments and expense reimbursements from acts or events that occurred prior to the date of termination of this Agreement.

              Section 6.08 Termination Payment. In the event of a termination of this Agreement by Operator other than pursuant to Section 6.02, Operator shall be entitled, in addition to all other amounts due hereunder as of the date of termination, to a demobilization and cancellation payment equal to (a) the total of all costs and expenses incurred by Operator as a direct result of such termination, including all relocation, severance and outplacement costs incurred with respect to, and any other termination benefits due, Operator's employees, which costs Operator is at such time contractually or legally obligated to pay to its employees, or which are incurred with the prior written approval of Owner or in accordance with any established cancellation costs incurred with respect to third parties, plus (b) in the case of a termination by Operator pursuant to
Section 6.03, $1,500,000. Subject to Owner's rights to conduct a subsequent audit and review pursuant to Section 4.05, such amounts shall be due and payable by Owner within thirty (30) days of Operator's submission of an invoice therefor.

                                  ARTICLE VII.

                             LIMITATION OF LIABILITY

              Section 7.01 No Consequential Damages. With respect to claims arising under this Agreement or out of performance or non-performance of the services and obligations under this Agreement, neither Operator, its Affiliates nor their respective employees or agents shall be liable to Owner, its Affiliates or their respective employees, agents or subcontractors and neither Owner, its Affiliates nor their respective employees, agents or subcontractors shall be liable to Operator, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, for any special, indirect, incidental, exemplary or consequential loss or damage whatsoever, including without limitation, loss of use, opportunity or profits, damages to good will or reputation or punitive damages.

              Section 7.02 Limitation of Aggregate Liability. The total annual aggregate liability of Operator with respect to this Agreement under any theory of recovery, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, and notwithstanding any other provision of this Agreement, shall be limited in any Operating Year to the Operating Fee for such Operating Year.

              Section 7.03 NonRecourse Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of Owner hereunder are recourse only to the assets of Owner and neither the partners of Owner nor any shareholder, director, officer, agent or affiliate of Owner or any partner of Owner, shall have any personal responsibility or liability for any payment obligations of Owner hereunder, or otherwise for any breach in performance or observance of the covenants, representations, or obligations of Owner hereunder.


                                  ARTICLE VIII.

                     INDEMNIFICATION, INSURANCE BY OPERATOR

              Section 8.01 Indemnification. Subject to the limitations set forth in Article VII hereof, Operator hereby agrees to indemnify, defend and hold harmless Owner, all partners of Owner, Lender and each of their respective officers, directors, shareholders, agents, Affiliates and employees (collectively, "Owner's Indemnitee") from and against all losses, liabilities (including environmental liabilities), damages, demands, claims, suits, actions, judgments or causes of action, assessments, interest, penalties, costs and expenses (including the costs of reperforming any services or work), including, without limitation, attorneys' fees, and expenses (whether suit is instituted or not and, if instituted, whether at trial or appellate levels) (collectively "Damages") asserted against, resulting to, imposed upon, or incurred or suffered by Owner's Indemnitee, directly or indirectly, whether raised by Owner's Indemnitee or a third party, arising out of, caused by or resulting from the performance by Operator of Operator's duties hereunder to the extent that any such Damages are caused in whole or in part by (i) Operator's failure to perform under this Agreement in accordance with the terms of this Agreement, including
Section 12.03 hereof, or (ii) the negligence or willful misconduct of Operator or its agents, any subcontractor of Operator, anyone employed by any of them or anyone for whose acts any of them is liable. Section 9.02 shall apply to any claim for indemnity pursuant to this Section 8.01.

              Section 8.02 Insurance Coverage. During the term of this Agreement, Operator shall maintain the insurance coverage listed on Schedule
8.02. Operator shall deliver certificates of insurance evidencing such coverages to Owner on or before the Operating Period Commencement Date and shall thereafter deliver to Owner evidence of appropriate renewal and continuance of such policies on an annual basis.


                                   ARTICLE IX.

                       INDEMNIFICATION, INSURANCE BY OWNER

              Section 9.01 Indemnification. Subject to the limitations set forth in Article VII hereof, Owner shall indemnify, defend and hold harmless Operator, and its officers, directors, shareholders, agents, Affiliates and employees (collectively, "OPERATOR'S INDEMNITEE") from and against all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Operator's Indemnitee, directly or indirectly, whether raised by Operator's Indemnitee or a third party, arising out of or resulting from (a) Owner's ownership or use of the Facility or the Site, (b) the performance by Owner of Owner's duties hereunder, or (c) matters relating to any environmental laws, regulations or orders ("ENVIRONMENTAL LAWS"), provided that such environmental indemnification does not apply to the extent that the Damages arise from (i) Operator's violation of Environmental Laws or (ii) Operator's negligence or willful misconduct in its activities at the Facility or the Site. Owner waives and releases and will require its insurers waive and release Operator from damage to or risk of loss of Owner's property or property for which Owner or Operator has assumed liability (but excluding Operator's property), howsoever such damage or loss is caused.

              Section 9.02 Procedure. If any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Damages to any party pursuant to the indemnification provisions of this Agreement, then, in any such event, within 10 days after notice by the indemnified party (the "NOTICE") to the indemnifying party of such demand, claim or lawsuit (provided, however, that the failure to give the Notice shall not relieve the indemnifying party of its obligations under this Agreement unless, and only to the extent that, such failure caused the Damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice under this Agreement), the indemnifying party shall have the option, at its sole cost and expense, to retain counsel for the indemnified party (which counsel shall be selected by or be reasonably satisfactory to the indemnified party), to defend any such demand, claim or lawsuit. Thereafter, the indemnified party shall be permitted to participate in such defense at its own expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. If the indemnifying party shall fail to respond within 10 days after receipt of the Notice, the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

              (a) The indemnified party shall provide reasonable assistance to the indemnifying party and provide access to its books, records and personnel as the indemnifying party reasonably requests in connection with the investigation or defense of the indemnified Damage. The indemnifying party shall promptly upon receipt of reasonable supporting documentation reimburse the indemnified party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

              (b) With regard to claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the indemnifying party upon: (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment or final appellate decision against the indemnified party; or (iii) a settlement with the consent of the indemnifying party, which consent shall not be unreasonably withheld, provided that no such consent need be obtained if the indemnifying party fails to respond to the Notice as provided in this Section
9.02. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the indemnified party shall be reimbursed on a current basis by the indemnifying party if such expenses are a liability of the indemnifying party.

              Section 9.03 Insurance Coverage. During the term of this Agreement, Owner shall maintain at least the insurance coverage listed on
Schedule 9.03. Owner shall deliver certificates of insurance evidencing such coverages to Operator on or before the Effective Date and shall thereafter deliver to Operator evidence of appropriate renewal and continuance of such policies on an annual basis.


                                   ARTICLE X.

                                  FORCE MAJEURE

              Section 10.01 Force Majeure. Any delay in or failure of performance of either party (other than delay or failure to pay a monetary obligation when due) shall not constitute a default hereunder or give rise to any claim for damage if and to the extent such delay or failure is caused by "Force Majeure," and the party claiming the benefit of Force Majeure shall use all reasonable efforts to minimize the period of such delay or failure and the effects thereof.

              Section 10.02 Notice. Either party claiming Force Majeure shall give the other party (a) notice of such Force Majeure event as soon as practicable, but in any event within three days after its occurrence and (b) a complete description of such Force Majeure event within fourteen days after its occurrence.

                                   ARTICLE XI.

                           RELATIONSHIP OF THE PARTIES

              Owner hereby engages Operator, as an independent contractor, to maintain and operate the Facility according to the terms of this Agreement. Subject to the terms of this Agreement, Operator shall determine the means, manner and methods by which Operator shall perform its services under this Agreement. Operator and Owner acknowledge that, except as otherwise expressly provided in this Agreement, Owner shall not have any control over Operator or the means, manner or methods of its performance under this Agreement. All personnel involved in the operation of the Facility shall be employees of Operator or its Affiliates or independent contractors that have contracted with Operator or its Affiliates and shall not for any purposes be deemed employees or independent contractors of Owner. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, or any other similar arrangement between Owner and Operator. Neither party is authorized to act as agent for the other party, except as expressly stated in this Agreement.


                                  ARTICLE XII.

                REPRESENTATIONS, WARRANTIES AND STANDARD OF CARE

              Section 12.01 Representations and Warranties of Owner. Owner hereby represents and warrants as of the Effective Date that:

                            (a) It is duly formed, validly existing and in good
              standing under the laws of the State of Delaware, with full power and authority to enter into and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement;

                            (b) It has validly executed this Agreement, and upon
              delivery this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles;

                            (c) Its entry into this Agreement and the
              performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with, or cause a default under any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable Law, order, judgment or decree; and

                            (d) There is no pending or, to the knowledge of
              Owner, threatened actions, suit, investigation or proceeding against Owner before any governmental authority which, if determined adverse to it, would materially adversely affect Owner's ability to perform its obligations under this Agreement.

              Section 12.02 Representations and Warranties of Operator. Operator hereby represents and warrants as of the Effective Date that:

                            (a) It is duly formed, validly existing and in good
              standing under the laws of the State of Florida, with full power and authority to enter into and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement;

                            (b) It has validly executed this Agreement, and upon
              delivery this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles;

                            (c) Its entry into this Agreement and the
              performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with, or cause a default under any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable Law, order, judgment or decree;

                            (d) There is no pending or, to the knowledge of
              Operator, threatened actions, suit, investigation or proceeding against Operator before any governmental authority which, if determined adverse to it, would materially adversely affect Operator's ability to perform its obligations under this Agreement;

                            (e) It has the necessary training, experience and
              capability to operate and maintain the Facility and to perform its obligations under this Agreement; and

                            (f) It has or will, as of the Operating Period
              Commencement Date, have all permits and licenses required by applicable Law (other than Owner's Permits or permits and licenses relating to the Facility) for the performance by Operator of the Operating Services and its other obligations under this Agreement.

              Section 12.03 Standard of Care. Operator covenants and agrees that it will perform its duties hereunder in accordance with the Approved Operating Budget, the Approved Operating Plan and Prudent Industry Practice.

                                  ARTICLE XIII.

                                     NOTICES

              Any notice to either party required or permitted hereunder shall be in writing and shall be given by personal delivery or by commercial courier or by certified mail, return receipt requested, postage prepaid, or by telecopier with confirmed receipt, addressed as follows:

           If to Owner:                   Northeast Energy, LP
           -----------
                                          c/o  ESI Energy, Inc.
                                          11760 U.S. Highway One, Suite 600
                                          North Palm Beach, Florida  33408
                                          Telecopier: (561) 691-3615
                                          Attention:  President

           with a copy to:                Tractebel Power, Inc.
                                          1177 West Loop South, Suite 900
                                          Houston, Texas  77027
                                          Telecopier: (713) 552-2364
                                          Attention:  General Counsel

           If to Operator:                ESI Operating Services, Inc.
           ---------------
                                          11760 U.S. Highway One, Suite 600
                                          North Palm Beach, Florida  33408
                                          Telecopy:  (561) 691-3615
                                          Attention: President

or to such other address as Owner or Operator may have specified in a notice duly given as provided herein to the other party. All notices given in the foregoing manner shall be effective when received, except that a notice sent by telecopier and received after normal business hours shall be deemed to be received the following Business Day.


                                  ARTICLE XIV.

                         ASSIGNMENTS AND SUBCONTRACTING

              Section 14.01  Assignments.

              (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              (b) Except as otherwise provided in this Agreement, neither party may assign or otherwise convey any of its rights, title or interest under this Agreement, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld).

              Section 14.02 Assignment by Owner to NJEA. Upon the later to occur of (i) the Operating Period Commencement Date and (ii) the execution and delivery by NJEA of a counterpart hereof to Owner and Operator (such later date being the "Dropdown Date"), but without any further action by any Person, all rights, title and interest of Owner hereunder shall be assigned to, and all of Owner's obligations, liabilities and duties whether past, present or future, arising under, in or in connection with this Agreement shall be assumed by NJEA. By executing and delivering the counterpart hereof, NJEA shall be deemed, as of the Dropdown Date, to be making the representations and warranties in Section
12.01 of this Agreement as if such representations and warranties related to NJEA.

              Section 14.03 Security Interest. Operator acknowledges that Owner's interest in and to this Agreement will be subject to the security interest in favor of the Trustee and the Agent pursuant to the Security Documents and agrees that the Trustee and the Agent may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer, or exchange of its rights in this Agreement or for the purpose of operating the Facility pursuant to such assignment upon and after the exercise of its rights and enforcement of its remedies against the Facility under any deed of trust or other security instrument creating a lien in its favor.

              Section 14.04 Cooperation in Financing. Operator agrees to cooperate with Owner in negotiation and execution of any reasonable amendment or addition to this Agreement required by the Trustee or the Agent, which does not result in a material adverse change in Operator's rights or obligations hereunder. For avoidance of doubt, Operator will, if required by the Trustee or the Agent, enter into consents typical for project financings, or substantially similar to those required of the project parties under the existing financing for the Facility.

              Section 14.05 Subcontracting. Operator may subcontract any of its duties or obligations hereunder to a non-affiliate with the prior written consent (which may be in the Approved Annual Plan) of Owner to the subcontractor and subcontract, which consent shall not be unreasonably withheld; provided, that no such written consent of Owner shall be required for subcontracting to any Affiliate of Operator which is qualified to or capable of operating in accordance with Prudent Industry Practice. Owner shall not direct Operator to, and Operator shall not, enter into any subcontract with any contractor if entering into such contract will result in loss of "qualifying facility" status for the Facility. No subcontract shall relieve Operator of its duties and obligations hereunder.


                                   ARTICLE XV.

                LIMITATIONS OF AUTHORITY; LIENS AND ENCUMBRANCES

              Section 15.01 Limitation on Authority. Unless specifically approved in the Annual Plan or approved in writing by Owner, Operator shall not have the authority to take the following actions:

              (a) The sale, lease, pledge, mortgage, conveyance, license, exchange or other transfer or disposition of any property or assets of Owner, including any tangible personal property acquired by Operator under this

Agreement. The proceeds of any sales of scrap shall inure to the benefit of Owner and Operator shall hold the proceeds in trust for Owner and immediately forward such proceeds to Owner;

              (b) Subject to Section 2.03, making, entering into, executing, amending, waiving any rights under, modifying or supplementing any contract or agreement on behalf of, binding upon, or in the name of Owner, including the Project Documents;

              (c) The settling, compromising, assigning, pledging, transferring, releasing or consenting to the same of any claim, suit, debt, demand or judgment against or due by Owner, or submitting any such claim, dispute or controversy to arbitration or judicial process or stipulating to a judgment, or consent to do same. Operator agrees that Owner shall retain control of any such claim suit, debt or demand and any other litigation regarding the Facility, except as to Operator's individual liability;

              (d) Agreeing to any penalty for violation of any governmental license or permit;

              (e) Make any expenditures or use any of Owner's funds, or make commitments of same, except in accordance with Articles IV and V of this Agreement;

              (f) Commit Owner to be liable for obligations of others as guarantor, surety, or otherwise; and

              (g) Enter into, without the consent of Owner (which may be in the Approved Annual Plan), any agreement with any Affiliate of Operator in connection with the performance of its obligations under this Agreement, which is on the whole less favorable to Owner than similar agreements reasonably available from unrelated third parties or if not so available, other than on an arm's length basis.

              Section 15.02 No Liens or Encumbrances. Operator shall keep and maintain the Facility free and clear of all liens and encumbrances resulting from the acts or omissions of Operator or work done at request of Operator, except such liens or encumbrances resulting directly from nonpayment of any amount due and owing to Operator under this Agreement.


                                  ARTICLE XVI.

                       DISPUTE RESOLUTION AND ARBITRATION

              Section 16.01 Dispute Resolution. If a dispute arises between the parties regarding the application or interpretation of any provision of this Agreement, the aggrieved party shall give a notice of such dispute (a "Dispute Notice") to the other parties. Within fifteen (15) days after such Dispute Notice, the President or an Executive Vice President of each of the parties shall confer with each other to seek with diligence and in good faith to resolve such dispute. If such officers are unable to resolve such dispute within forty-five days after such Dispute Notice, then the parties shall be bound to arbitrate such dispute in accordance with Section 16.02.

              Section 16.02 Arbitration. To the fullest extent permitted by law, any dispute between the parties regarding the application or interpretation of any provision of this Agreement, if not resolved by negotiation by the parties within 45 days after the Dispute Notice, shall be resolved exclusively by binding arbitration between the parties pursuant to the Rules of the American Arbitration Association for Commercial Disputes (the "Arbitration Rules"). Arbitration shall be administered by the American Arbitration Association. Either party may institute arbitration proceedings at any time by delivering written notice demanding arbitration to the other party in the manner described in Article XIII.

              (a) Within 20 days after receipt of a written demand for arbitration, the parties shall each appoint one arbitrator. Within 15 days of the expiration of that 20 day period, the two arbitrators so appointed shall appoint a third arbitrator. If any party shall fail to appoint an arbitrator, or if the two arbitrators shall fail to appoint a third arbitrator, the American Arbitration Association shall make that selection within 10 days of a party's request. The arbitrators shall meet the qualifications and abide by the Code of Ethics for arbitrators in commercial disputes of the American Arbitration Association. The arbitrators shall have knowledge of and experience in the power generation and project financing business.

              (b) To the fullest extent permitted by law, the arbitration shall be conducted in accordance with the procedures set forth in the Arbitration Rules. In determining any question, matter or dispute before them, the arbitrators shall apply the provisions of this Agreement without varying therefrom in any respect. They shall not have the power to add to, modify or change any of the provisions of this Agreement. The parties shall exercise all commercially reasonable efforts in good faith to cause a hearing to be held within 90 days after the date upon which the last arbitrator is appointed and to conclude all hearings within 30 days after the first hearing date. The arbitrators shall only grant a party's request for postponement of the hearing upon a showing of good cause as determined by the arbitrators. Within 30 days of the last hearing date, the arbitrators shall issue a written decision setting forth their analysis and ruling. The arbitrators shall determine in what proportion the parties shall bear the fees and expenses of the arbitrators. Each party shall bear the fees and expenses of its own counsel and other consultants. All arbitration proceedings shall be subject to the choice of law provisions set forth in Section 17.02, and shall be held at a location agreed to by the parties, or if the parties cannot agree, then in Atlanta, Georgia.

              (c) The parties acknowledge and agree that any arbitral award shall be final, binding and conclusive upon the parties and may be confirmed or embodied in any order of any court having jurisdiction.

              (d) To the fullest extent permitted by law, service of any matters referenced in this Article XVI shall be given in the manner described in Article XIII or as permitted by the rules of the American Arbitration Association.

              Section 16.03 Survival. This Article XVI shall survive expiration or termination of this Agreement.

                                  ARTICLE XVII.

                                  MISCELLANEOUS

              Section 17.01 Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

              Section 17.02 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

              Section 17.03 Entire Agreement. This Agreement constitutes the entire final understanding and agreement of the parties with respect to its subject matter, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth in this Agreement. By execution of this Agreement, each of the parties represents and warrants that it has relied on no oral or written statements, promises, inducements, representations or warranties to enter into this Agreement except for those expressly set forth herein. The parties agree that the inclusion of this provision evidences the intent of the parties that no parole evidence shall be admissible to alter or vary the terms of this Agreement.

              Section 17.04 Captions. The captions or headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

              Section 17.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

              Section 17.06 No Third Party Beneficiaries. Except as expressly set forth herein, the terms of this Agreement are for the sole benefit of Owner and Operator and their respective successors and permitted assigns and not for any third party whatsoever.

              Section 17.07 Further Assurances. If either party reasonably determines or is reasonably advised that any further instruments or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

              Section 17.08 No Implied Waiver. Failure of either party to exercise any right to enforce any provision, or to require strict performance by the other party of any provision, shall not release the other party from any of its obligations under this Agreement and shall not operate as a waiver of any right to insist upon strict performance, or of either party's rights or remedies under this Agreement or at law.

              Section 17.09 Amendments. No amendment, waiver or modification of any provision of this Agreement shall be effective unless made in writing and signed by both parties.

              Section 17.10 Confidentiality. Except to the extent expressly authorized herein including, without limitation, in connection with a proposed assignment of this Agreement or a proposed financing transaction entered into by Owner, in which case disclosure of the terms hereof shall be limited to the extent reasonably practicable, each of the parties agree that neither it nor its attorneys, agents or representatives shall reveal to anyone any of the terms of this Agreement or any of the terms of the documents executed pursuant hereto, including, without limitation, the amount, terms or conditions of payment hereunder, other than (i) as may be hereafter mutually agreed to in writing,
(ii) as ordered by a judicial tribunal, (iii) to any of such parties' directors, officers, employees, representatives, advisors, consultants and attorneys, and the directors, officers, employees, representatives, advisors, consultants and attorneys of affiliated companies who need to know such information, and (iv) to the extent required to be disclosed by applicable law or legal process.

              Section 17.11 Decision-Making by Parties. Except where this Agreement expressly provides for a different standard and/or time period, whenever this Agreement provides for a determination, decision, permission, consent or approval of a party, the party shall promptly make such determination, decision, grant or withholding of consent or approval in a commercially reasonable manner and without unreasonable delay. Any denial of consent required to be made in a commercially reasonable manner shall include in reasonable detail the reason for denial or aspect of the request that was not acceptable.

              Section 17.12 Schedules. The attached Schedules that are referred to in this Agreement are incorporated by reference and made a part of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have executed multiple originals of this Agreement as of the date first written above.


OWNER:
                                       NORTHEAST ENERGY, LP,
                                       a Delaware limited partnership


                                       By: ESI NORTHEAST ENERGY GP, INC.,
                                           a Florida corporation,
                                           a general partner


                                       By: /s/ Glenn E. Smith
                                           ----------------------
                                           Name: Glenn E. Smith
                                           Title: Vice President

                                       By: TRACTEBEL NORTHEAST
                                           GENERATION GP, INC.,
                                           a Delaware corporation,
                                           a general partner

                                       By: /s/ Charles Vetters
                                           ----------------------
                                           Name: Charles Vetters
                                           Title: Vice President

OPERATOR:                              ESI OPERATING SERVICES, INC.,
                                       a Florida corporation

                                       By:    /s/ Glenn E. Smith
                                             Name: Glenn E. Smith
                                             Title: Vice President


                  [Signature Page to Sayreville O&M Agreement]

ASSIGNEE:
                                       NORTH JERSEY ENERGY ASSOCIATES,
                                       A LIMITED PARTNERSHIP,
                                       a New Jersey limited partnership


                                       By: NORTHEAST ENERGY, LP,
                                           a Delaware limited partnership,
                                           a general partner

                                       By: ESI NORTHEAST ENERGY GP, INC.,
                                           a Florida corporation,
                                           a general partner

                                       By: /s/ Glenn E. Smith
                                           ----------------------
                                           Name: Glenn E. Smith
                                           Title: Vice President

                                       By: TRACTEBEL NORTHEAST
                                           GENERATION GP, INC.,
                                           a Delaware corporation,
                                           a general partner

                                       By: /s/ Charles Vetters
                                           ----------------------
                                           Name: Charles Vetters
                                           Title: Vice President



                  [Signature Page to Sayreville O&M Agreement]

                                  SCHEDULE 1.01

                                   DEFINITIONS

              "Acquisition Date" shall have the meaning set forth in the Partnership Agreement.

              "Affiliate" shall mean any Person that, directly or indirectly, controls, is controlled by, or is under common control with, another Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

              "Agent" shall mean Sanwa Bank, Limited, New York Branch, as agent for the Lenders under the Credit Agreement, together with its successors in such capacity.

              "Agreement" shall have the meaning set forth in the preamble hereof.

              "Annual Plan" shall have the meaning set forth in Section 4.03 of the Agreement.

              "Approved Annual Plan" shall have the meaning set forth in Section
4.03 of the Agreement.

              "Approved Operating Budget" shall have the meaning set forth in
Section 4.03 of the Agreement.

              "Approved Operating Plan" shall have the meaning set forth in
Section 4.03 of the Agreement.

              "Approved Plant Manual" shall have the meaning set forth in
Section 4.01 of the Agreement.

              "Arbitration Rules" shall have the meaning set forth in Section
16.02 of the Agreement.

              "Bondholders" shall mean the holder of bonds issued by Owner under the Indenture.

              "Business Day" shall mean a calendar day other than Saturday, Sunday or a statutory holiday in the Commonwealth of New Jersey.

              "Carbon Dioxide Facility" shall mean the carbon dioxide facility owned by NJEA and located adjacent to the Facility, and all equipment and facilities ancillary thereto.

              "Consumables" shall mean collectively all chemicals, water, fuel, lubricants, laboratory supplies, office supplies and other items to be used up during the normal operation of the Facility.

              "Credit Agreement" means the Credit Agreement dated as of December 1, 1994 among NJEA, NEA, the Lenders and Agent, as amended, modified and supplemented and in effect from time to time.

              "Debt Agreements" shall mean the Indenture, the Credit Agreement and the Rule 144A Indenture.

              "Debt Holders" shall mean the Lenders, Bondholders and the Rule 144A Bondholders.

              "Dispute Notice" shall have the meaning set forth in Section 16.01 of the Agreement.

              "Dropdown Date" shall have the meaning set forth in Section 14.02 of the Agreement.

              "Effective Date" shall mean the later to occur of (i) the date the Agreement shall be executed and delivered and (ii) the Acquisition Date.

              "Existing Plant Procedures" shall have the meaning set forth in
Section 4.01 of the Agreement.

              "Facility" shall have the meaning set forth in recitals to the Agreement.

              "Force Majeure" shall mean any cause beyond the reasonable control of and without the fault, negligence, or willful misconduct of the party claiming Force Majeure. Such causes shall include, but not be limited to, acts of God, fires, floods, storms, earthquakes, strikes, labor disputes, riots, insurrections, acts of war, actions or inactions of any government or governmental agency or a material change in applicable statutory, regulatory, administrative or other relevant law that prohibits the operation of the Facility; provided, however, that lack of money or changes in operating costs shall not constitute Force Majeure.

              "Home Office Personnel" means personnel based in Operator's home office, whether employees of Operator or its parent compan(ies).

              "IEC" shall mean International Energy Corporation, a Massachusetts corporation and its successors and permitted assigns.

              "Indenture" shall mean the Trust Indenture dated as of November 15, 1994 among IEC, NJEA, NEA and the Trustee, as amended, modified and supplemented and in effect from time to time.

              "Independent Engineer" shall have the meaning set forth in the Appendix A to the Indenture.

              "Initial Term" shall have the meaning set forth in Section 6.01 of the Agreement.

              "Index" shall mean the Department of Labor, Bureau of Labor Statistics, Producer Price Index for All Commodities (1982=100). If the Index ceases to be published or is otherwise unavailable, Index shall mean an index that Owner and Operator shall mutually determine in good faith to be most nearly comparable to the foregoing.

              "Labor Costs" means all fully burdened labor costs, including overtime, bonuses, vacation, holidays, sick leave, approved paid leave of absence, insurance, retirement benefits, taxes, recruiting costs, relocation costs and all other benefits.

              "Late Payment Rate" shall mean a per annum rate of interest equal to the rate announced from time to time in the Wall Street Journal as the prime commercial lending rate of national commercial banks plus two percent (2%), but in no event more than the maximum rate permitted under applicable law.

              "Laws" shall mean any applicable federal, state or local statute, law, ordinance, rule or regulation.

              "Lenders" shall mean the lenders under the Credit Agreement.

              "NEA" shall mean Northeast Energy Associates, A Limited Partnership, a Massachusetts limited partnership, and its successors and permitted assigns.

              "NJEA" shall have the meaning set forth in the first recital to the Agreement.

              "O&M Expenses" shall have the meaning set forth in Section 5.01(b) of the Agreement.

              "O&M Operating Account" shall have the meaning set forth in
Section 5.03 of the Agreement.

              "O&M Services" shall have the meaning set forth in Section 2.03 of the Agreement.

              "On-Site Personnel" means all personnel regularly on-Site, including the plant manager and the administrative supervisor, although some On-Site Personnel may be employees or Affiliates of Operator.

              "Operating Budget" shall have the meaning set forth in Section
4.03 of the Agreement.

              "Operating Fee" shall have the meaning set forth in Section 5.02 of the Agreement.

              "Operating Period Commencement Date" shall mean the day following the day on which the Westinghouse Agreement shall terminate or expire.

              "Operating Plan" shall have the meaning set forth in Section 4.03 of the Agreement.

              "Operating Year" shall mean the twelve (12) month period beginning on the Commencement Date and each successive twelve (12) month period beginning on the consecutive dates thereof.

              "Operator" shall have the meaning set forth in the preamble hereof.

              "Oversight Services" shall have the meaning set forth in Section
2.01 of the Agreement.

              "Oversight Period" shall have the meaning set forth in Section
2.01 of the Agreement.

              "Owner" shall have the meaning set forth in the preamble hereof.

              "Owner Permits" shall mean those approvals, certificates, permits and licenses required for Owner to operate the Facility, including, without limitation, any permits required for disposal of waste generated by the Facility.

              "Partnership Agreement" shall mean that certain Agreement of Limited Partnership of Northeast Energy, LP, a Delaware limited partnership, dated as of November 21, 1997, by and among ESI Northeast Energy GP, Inc., Tractebel Northeast Generation GP, Inc., ESI Northeast Energy LP, Inc., and Tractebel Associates Northeast LP, Inc.

              "Person" shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture or any other entity.

              "Planned Outage" shall mean the cessation of operation of the Facility for Scheduled Maintenance or any other scheduled outage.

              "Plant Manual" shall have the meaning set forth in Section 4.01 of the Agreement.

              "Power Purchase Agreement" shall mean the Power Purchase Agreement dated October 22, 1987 between NJEA and Jersey Central Power & Light Company, as amended.

              "Project Documents" shall mean the Agreement, the Power Purchase Agreement, any additional power purchase agreements between NJEA and any Purchasing Utility entered into after the execution of the Agreement, any gas purchase, storage and transportation agreements entered into by or on behalf of NJEA for the acquisition, storage or transportation of gas to be used at the Facility, any steam and energy agreements entered into by NJEA with the purchasers of steam generated at the Facility and any other agreements, in all cases as amended, affecting the maintenance or operation of the Facility and reasonably designated by Owner in writing to Operator as a Project Document.

              "Prudent Industry Practices" shall mean the practices, methods and standards generally followed by the independent power industry with respect to the design, construction, operation and maintenance of electric generating equipment of the type applicable to the Facility, and which practices, methods and standards generally conform to operation and maintenance standards recommended by the Facility's equipment suppliers and manufacturers.

              "Purchasing Utilities" shall mean Jersey Central Power & Light Company, as purchasers of electricity generated by the Facility pursuant to the Power Purchase Agreement and any other purchasers of electricity generated by the Facility.

              "Rule 144A Bondholders" shall mean the holders of the bonds issued under the Rule 144A Indenture.


              "Rule 144A Indenture" shall mean the indenture to be entered into by the Partnership and certain other parties in connection with the financing of the acquisition of NJEA and NEA.

              "Security Documents" shall have the meaning set forth in the Credit Agreement.

              "Scheduled Maintenance" shall mean those maintenance and repair activities contemplated, either generally or specifically, in the Approved Annual Plan, or any approved revision thereof, for such Operating Year.

              "Site" shall mean the tract of land on which the Facility is located, and all easements of Owner or easements held for the benefit of Owner appurtenant thereto.

              "Steam Purchasers" shall mean the purchaser(s) of export steam generated by the Facility pursuant to a steam purchase agreement or agreements.

              "Technical Support Service" shall have the meaning set forth in
Section 7 of Schedule 2.03.

              "Transaction Documents" shall mean, collectively, the Project Documents and each of the documents entered into by NJEA, Owner or Operator in connection with NJEA's debt financing of its assets.

              "Transition Period" shall have the meaning set forth in Section
2.02 of the Agreement.

              "Transition Plan" shall have the meaning set forth in Section 4.02 of the Agreement.

              "Transition Services" shall have the meaning set forth in Section
2.02 of the Agreement.

              "Transition Period Commencement Date" shall mean the day ninety
(90) days prior to the scheduled Operating Period Commencement Date.

              "Trustee" shall mean State Street Bank and Trust Company as trustee under the Indenture.

              "Unscheduled Maintenance" shall mean any and all maintenance, repair and replacement requirements of the Facility during a Operating Year, other than Scheduled Maintenance.

              "Westinghouse O&M Agreement" shall have the meaning set forth in the second recital hereto.

                                  SCHEDULE 2.01

                               OVERSIGHT SERVICES

              1. Review quarterly reports delivered pursuant to Section 4.5 of the Westinghouse O&M Agreement;

              2. Assess general Site condition on a quarterly basis;

              3. Review all changes in procedures proposed by the operator under the Westinghouse O&M Agreements;

              4. Review annual generation forecast pursuant to Section 4.8 of the Westinghouse O&M Agreement;

              5. Assess operators' personnel, policies, and procedures yearly;

              6. Analyze all proposed capital expenditures at the Facility;

              7. Review facility performance data;

              8. Review of operating logs and records of unplanned outages;

              9. Provide such technical support as Owner may reasonably request;

              10. Review environmental and safety performance and compliance reports by the operator on a quarterly basis; and

              11. Monitor operator's activities during major scheduled outages and major equipment overhauls.

              12. Report to the Management Committee with respect to the foregoing.

                                  SCHEDULE 2.02

                               TRANSITION SERVICES


              1. Mobilizing Personnel. Operator shall provide the necessary staff to operate and maintain the Facility on the Operating Period Commencement Date. In connection therewith, Operator will, in accordance with the Agreement, the Transition Plan and the budget included therein:

                            (a) Continue to provide the Oversight Services set
              forth on Schedule 2.01;

                            (b) Review qualifications and fitness for duty
              testing of personnel;

                            (c) Relocate personnel, as necessary;

                            (d) Recruit, hire and train personnel to meet the
              applicable staffing requirements; and

                            (e) Train personnel on Operator's policies and
              benefits.

Hiring will be completed and personnel relocated five (5) days prior to the Operating Period Commencement Date.

              2. Reporting and Coordination. Operator shall:

                            (a) Review Existing Plant Procedures, prior
              operation and maintenance records and other relevant material to prepare the report required by Section 4.01 of the Agreement;

                            (b) Develop the Transition Plan and budget contained
              therein for submission to Owner pursuant to Section 4.02 of the Agreement;

                            (c) Develop the initial Operating Plan and the
              initial Operating Budget for submission to Owner pursuant to
              Section 4.03 of the Agreement; and

                            (d) Develop and submit for Owner's approval format
              of monthly reports to be delivered by Operator pursuant to paragraph 4(g) of Schedule 2.03 of the Agreement. The draft monthly report shall be submitted to Owner for approval not less than 20 days prior to the Operating Period Commencement Date.

              3. Other Transition Services. Operator shall, in accordance with the Agreement, the Transition Plan and the budget included therein:

                            (a) Develop the necessary programs and procedures to
              perform the operation and maintenance of the Facility in accordance with the initial Operating Plan and the initial Operating Budget;

                            (b) Identify and procure as Owner's agent necessary
              tools, equipment, goods, and other items and materials that are necessary to operate and maintain the Facility in accordance with the initial Operating Plan and the initial Operating Budget; and

                            (c) Review regulatory and legal filings (EPA, FERC,
              etc.), and complete regulatory filings (other than Owner Permits) as required by law, or if not specified, 30 days prior to the Operating Period Commencement Date.

                                  SCHEDULE 2.03

                                  O&M SERVICES

              1. Personnel. Operator shall make available qualified labor and professional, supervisory and managerial personnel reasonably necessary to perform the O&M Services. To the extent set forth in the Approved Operating Plan and the Approved Operating Budget, personnel shall be available 24 hours a day, 7 days a week, 365 days a year. Except for subcontractors pursuant to Section
13.04 of the Agreement, all individuals providing the O&M Services shall be employees or independent contractors of Operator or its Affiliates. Operator shall comply with all applicable federal and state labor and employment laws and shall exercise control over labor relations in a reasonable manner consistent with the intent and purpose of the Agreement. Operator shall appoint the plant manager which shall be reasonably acceptable to Owner. Operator may replace such plan manager for any reason provided the replacement plant manager is reasonably acceptable to Owner. Operator shall, at the request of Owner, replace the plant manager for cause. Operator shall have sole authority, control, and responsibility with respect to labor matters in connection with the performance of the services hereunder. Notwithstanding the foregoing, Operator acknowledges and agrees that Operator shall not enter into any contracts or collective bargaining agreements with respect to labor matters that purport to bind or otherwise obligate Owner, and Operator shall seek advice of Owner in the event Operator is notified of any effort to establish collective bargaining or labor representation at the Facility.

              2. Compliance. Operator shall:

                            (a) Operate and maintain the Facility in compliance
              with all present and future (once enacted and operative) Laws and permits applicable to the operation and maintenance of the Facility and the Site (including monitoring and sampling) and shall assist Owner in securing and maintaining all permits necessary to perform its obligations under the Agreement and in filing all reports relating to the Facility;

                            (b) Operate and maintain the Facility in accordance
              with Prudent Industry Practices, the Approved Annual Plan, the Project Documents (including the Power Purchase Agreement) and the Approved Plant Manual, and in such a manner as to cause the Facility to supply steam and electricity requested by Owner and Owner's customers or required to be delivered by Owner from time to time, in all cases within the rated design and test capacity of the Facility and subject to the production targets set forth in the Approved Annual Plan; provided, that the foregoing shall not constitute a covenant or guarantee of electricity production and delivery;

                            (c) Operate and maintain the Facility in compliance
              with the efficiency requirements set forth in 18 C.F.R. ss.
              292.205 (assuming steam is used in the manner required by 18 C.F.R. ss. 292.205); provided, that the foregoing shall not constitute a guaranty thereof;

                            (d) Seek appropriate warranties from vendors and
              maintain all vendor's warranties in effect; and

                            (e) Procure and maintain the insurance required by
              Section 8.02 of the Agreement.

              3. Operations and Maintenance. Operator shall:

                            (a) Perform yearly capability audits under the power
              purchase agreements;

                            (b) Dispose of waste products from the Facility in
              compliance with all applicable Laws and permits and the Approved Plant Manual;

                            (c) Respond to emergencies pertaining to the
              Facility or the Site promptly and effectively, in accordance with
              Section 4.04 of the Agreement;

                            (d) Perform or cause to be performed all services
              and make or cause to be made all repairs and replacements at the Facility as are required due to Unscheduled Maintenance. Operator shall promptly notify Owner of the need for such Unscheduled Maintenance and thereupon request an adjustment to the Approved Annual Plan in accordance with Section 4.03(d). Operator shall perform any such Unscheduled Maintenance in a timely and cost effective fashion upon satisfaction of the requirements of Section 5.01;

                            (e) Establish and maintain a proactive maintenance
              program;

                            (f) Perform operations and maintenance accounting
              functions, including the processing and paying of bills at the home office, and to the extent set forth in the Approved Annual Budget maintain a bookkeeper part time at the Facility to perform day-to-day bookkeeping, processing of purchase orders and similar matters;

                            (g) Perform all project purchasing functions
              pursuant to the Annual Plan;

                            (h) Design, document, implement and periodically
              evaluate a system of internal control; and

                            (i) Prepare and document accounting policies and
              procedures.

                  4. Reporting and Coordination. Operator shall:

                            (a) Coordinate with Owner, affected parties, and
              Purchasing Utilities as required when generation of electricity or steam is to be initiated, interrupted or curtailed. Operator shall make all reasonable efforts to schedule any outages at the

              Facility having the effect of reducing the electricity or steam output of the Facility in advance and at the most appropriate times for Owner, Operator, and Purchasing Utilities in accordance with the Project Documents, and in a manner that will minimize any profit loss to Owner;

                            (b) Coordinate with Owner, Purchasing Utilities and
              Steam Purchasers regarding the various activities and duties related to the operation of the Facility to be performed under the provisions of the Power Purchase Agreement and under the provisions of any steam purchase agreement then in effect;

                            (c) In the case of unplanned interruptions or
              curtailments of electric power production or delivery, provide Owner or Purchasing Utilities, as applicable, with notice thereof as soon as practicable, which notice shall state the reason therefor and the probable duration thereof and shall also contain any other information necessary for the notice to conform to the requirements of the Power Purchase Agreement;

                            (d) Prepare, in accordance with Section 4.03 of the
              Agreement, the Annual Plan;

                            (e) Report to Owner promptly any (i) material
              failure or reasonably anticipated material failure to operate and maintain the Facility in accordance with any Laws or permits applicable to the operation and maintenance of the Facility, (ii) actual or reasonably anticipated material disruption in supplies to the Facility, (iii) actual or reasonably anticipated disputes with Purchasing Utilities, regulatory agencies, local officials or parties to the Project Documents, (iv) actual or reasonably anticipated labor disorders, (v) actual or threatened litigation relative to the Facility of which Operator becomes aware, (vi) actual or reasonably anticipated lien filings made against the Facility of which Operator becomes aware, and (vii) actual or reasonably anticipated lapse of, modification to or refusal to renew any permit for the Facility of which Operator becomes aware;

                            (f) Coordinate on-Site actions with regard to and
              document support for any and all warranty and other claims against suppliers of materials and equipment to the Facility, and any claims against any insurance carriers for payment of claims, liabilities or losses in connection with the Facility or its operation covered by such insurance, all as may be from time to time requested by Owner;

                            (g) Provide a monthly report to Owner by the 10th
              Business Day of each month, reporting in reasonably specific detail and in a form reasonably acceptable to Owner the results of operations for the preceding month, calendar quarter and Operating Year. Such reports shall address the following issues as appropriate: safety; environmental; instances of Force Majeure, if any; availability; staffing changes and community relations activities; outage summary; compliance with requirements for

             "qualifying facilities"; electric production; operations summary;
              maintenance summary; production summary; variance from year-to-date budget by more than +/-5% of total budget, +/-20% by category or +/-50% by line item over $5,000, if any; projected schedule for the current month; evaluations of key plant performance and financial indicators with recommendations for improvement, if any; and a forecast of key upcoming events at the Site; and

                            (h) Perform physical inventories of all Consumables,
              equipment, furniture and fixtures in accordance with the Approved Plant Manual and deliver copies of the inventory reports to Owner.

              5. Records. Operator shall:

                            (a) Maintain records of electricity delivered to
              Purchasing Utilities and steam delivered to Steam Purchasers;

                            (b) Maintain records of all maintenance that has
              been performed and is scheduled to be performed, subject to Operator's record retention policy set forth in the Approved Plant Manual;

                            (c) Maintain appropriate records for, and with
              Owner's approval, prepare, present and prosecute applications for all permits, licenses and approvals (or renewals thereof) required for operation and maintenance of the Facility;

                            (d) Maintain adequate records of any accidents that
              occur at the Facility or the Site, including the frequency, cause, severity and corrective action taken with respect thereto;

                            (e) Maintain adequate records of emissions data for
              the Facility as required by environmental control agencies and the Approved Plant Manual and furnish to Owner and any applicable governmental agencies (if so directed by Owner and on behalf of Owner) any reports and other information required to comply with applicable Laws and permits, with any such reports and information maintained by Operator being the property of Owner and being transferred to Owner upon termination of the Agreement;

                            (f) Maintain financial records sufficient to enable
              Owner to verify the accuracy of costs and expenses incurred in the operation and maintenance of the Facility in accordance with the terms hereof;

                            (g) Maintain and update, as needed, as-built
              drawings of the Facility; and

                            (h) Maintain all records required by Laws, under any
              of the Project Documents or as reasonably requested by Owner.

              6. Procurement. Subject to the limitations of the Approved Operating Budget, Operator shall maintain an inventory of tools, equipment, goods, and other items and materials owned by Owner that are necessary to operate and maintain the Facility in accordance with Prudent Industry Practices and the Project Documents.

              7. Technical Support Services. Operator will provide the following technical support services ("Technical Support Services") with respect to the
Facility:

                            (a) Strategic planning reviews to include evaluation
              of the Operating Plan, performance indicator targets, and long-range planning.

                            (b) O&M reviews to include general assessment of
              power generating equipment, recommendations to improve equipment reliability and availability, and review of the preventive and routine maintenance program.

                            (c) Safety reviews to include evaluation and update
              of the safety program to ensure compliance with latest rules and regulations and plant inspection.

                            (d) Environmental reviews to include evaluation and
              update of the environmental compliance program to ensure latest regulatory requirements are incorporated and review of noncompliance.

                            (e) Human Resources support including benefits
              assistance, merit review, and incidental support as required.

                            (f) Home office support including evaluation of
              special projects, projects benefit analysis, and other support activities as required.

                            (g) Review condition of power generating equipment.
              Make recommendations to improve equipment reliability and availability. Establish preventive and routine maintenance program.

                            (h) Review outage plans for scope, schedule and cost
              justification. Make recommendations pertaining to pre-outage, outage and start-up schedules.

                            (i) Perform services described in Section 4.01 of
              the Agreement with respect to the Existing Plant Procedures and plant manual, including implementing revision plan.

                                  SCHEDULE 3.01

                                 OWNER SERVICES


              1. From the Effective Date through the Transition Period Commencement Date, Owner shall:

                            (a) Provide to Operator current copies of all
              existing regulatory and governmental permits, operating licenses and authorizations (including such permits, licenses and authorizations required by additional regulations or changes to regulations);

                            (b) To the extent available to Owner, provide to
              Operator (i) the most up to date as-built drawings of the Facility, (ii) copies of all quarterly reports delivered pursuant to Section 4.5 of the Westinghouse O&M Agreement, (iii) current copies of all Project Documents (except the Agreement), as amended from time to time, (iv) the most recent inventory list provided by the operator under the Westinghouse O&M Agreement, (v) the Existing Plant Procedures, and (vi) such other information with respect to the operation and maintenance of the Facility as Operator may reasonably request;

                            (c) Provide rights of ingress to and egress from the
              Site and access to the Facility and all components thereof, to the extent reasonably necessary for the performance by Operator of the Oversight Services; and

                            (d) At the request of Operator, cooperate with
              Operator in its efforts to obtain certification from an Independent Engineer that Operator is capable of operating the Facility.

              2. During the Transition Period, Owner shall:

                            (a) Provide to Operator current copies of all
              existing regulatory and governmental permits, operating licenses and authorizations (including such permits, licenses and authorizations required by additional regulations or changes to regulations);

                            (b) To the extent available to Owner, provide to
              Operator (i) the most up to date as-built drawings of the Facility, (ii) copies of all quarterly reports delivered pursuant to Section 4.5 of the Westinghouse O&M Agreement, (iii) current copies of all Project Documents (except the Agreement), as amended from time to time, (iv) the most recent inventory list provided by the operator under the Westinghouse O&M Agreement, (v) the Existing Plant Procedures, and (vi) such other information with respect to the operation and maintenance of the Facility as Operator may reasonably request;

                            (c) Provide rights of ingress to and egress from the
              Site and access to the Facility and all components thereof, to the extent reasonably necessary for the performance by Operator of the Transition Services;

                            (d) Coordinate and arrange the turnover of the
              Facility to Operator in a timely manner on the Operating Period Commencement Date;

                            (e) Reimburse Operator for costs and expenses in
              accordance with Section 5.01(a); and

                            (f) At the request of Operator, cooperate with
              Operator in its efforts to obtain certification from an Independent Engineer that Operator is capable of operating the Facility.

              3. From the Operating Period Commencement Date through the termination of the Agreement, Owner shall:

                            (a) Provide Operator rights of ingress to and egress
              from the Site and full access to the Facility and all components thereof;

                            (b) Investigate, determine, and seek to secure and
              maintain and pay for all Owner Permits, and any renewal and updating thereof; provided that Operator shall prepare and submit to Owner (or to such other party as Owner may designate on behalf of Owner) such existing pertinent data and information as Owner or such other party may reasonably request in order to obtain, renew and update the Owner Permits;

                            (c) Provide an O&M Operating Account that shall
              contain adequate funds to pay Operator in full and in a timely fashion for all costs and expenses, as more particularly described in Section 5.03 of the Agreement;

                            (d) Manage and control accounting functions and cash
              flow of Owner;

                            (e) Review and approve or disapprove the Annual Plan
              as provided in Section 4.03 of the Agreement;

                            (f) Approve disposal of all regulated (hazardous
              waste) from the Facility;

                            (g) Procure and maintain insurance for the Facility
              as provided in Section 9.03 of the Agreement;

                            (h) Pay all taxes relating to the Facility and the
              maintenance and operation of the Facility, except for Operator's income tax; and

                           (i) At the request of Operator, take reasonable steps
                  to allow the Facility to meet the operating standards set forth under 18 C.F.R. ss. 292.205.

                                  SCHEDULE 5.01

                                  O&M EXPENSES

              The following, to the extent properly incurred pursuant to the terms of the Agreement:

              1. The Labor Costs for all On-Site Personnel. The Labor Cost for On-Site Personnel will be charged based on actual costs.

              2. Operator will be reimbursed for reasonable out-of-pocket expenses of Home Office Personnel incurred in accordance with the Approved Annual Plan.

              3. Costs of training On-Site Personnel, including travel.

              4. Reasonable travel costs and related expenses for On-Site Personnel.

              5. The delivered costs, including any air freight or expediting fee, of special order parts, rental equipment, tools, office equipment, and furniture.

              6. The costs of suppliers, subcontractors, attorneys, certified public accountants and other third party advisors to the extent of work performed specifically for the Facility.

              7. All utility costs.

              8. Waste disposal costs.

              9. Costs and expenses incurred pursuant to Section 6.08(c) of the Agreement.

              10. The cost and expenses of services requested or approved in writing by Owner (whether or not included within the scope of services provided by Operator pursuant to the Agreement).

                                  SCHEDULE 8.02

                               OPERATOR INSURANCE

              1. Statutory Workers's Compensation Insurance, including coverage for Longshoremen's and Federal Harbor Workers Act and with minimum Employer Liability limits of One Million Dollars ($1,000,000) with "all states" endorsements.

              2. Comprehensive Automobile Liability Insurance for bodily injury and death or property damage arising out of the use of all owned, non-owned and hired motor vehicles, including loading and unloading in a minimum amount of $1,000,000 per occurrence.

              3. Comprehensive General Liability Insurance with minimum limits of $1,000,000 per occurrence.



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*    Operator hereby waives and agrees to require the issuers of the insurance policies required by the Agreement to waive any rights of subrogation against Owner for any loss or damage however caused.

                                  SCHEDULE 9.03

                                 OWNER INSURANCE

              1. Comprehensive General Liability Insurance with minimum limits of $10,000,000 per occurrence including premises/operations, explosion, collapse and underground hazards, broad form contractual, products/completed operations and personal injury. The policies for the foregoing coverage shall include Operator as an additional named insured with respect to the performance by Operator of its obligations under this Agreement and be endorsed to be primary to any coverage maintained by or on behalf of Operator. Any deductible shall be the responsibility of Owner.

              2. Comprehensive Automobile Liability Insurance for bodily injury and death or property damage arising out of the use of all owned, non-owned and hired vehicles in a minimum amount of $1,000,000 per occurrence. The policy shall name Owner and Operator as named insureds in connection with the performance by Operator of its obligations under the Agreement and be primary to any other coverage which might be maintained by Operator. Any deductible shall be the responsibility of Owner.

              3. The Physical Damage Insurance (as defined in Section 7.4(v) of the Indenture) for the Facility required by Section 7.4(v) of the Indenture.

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*    Owner hereby waives and agrees to require the issuers of the insurance policies required by the Agreement to waive any rights of subrogation against the Operator for any loss or damage however caused.

** Operator acknowledges that the Physical Damage Insurance provided by Owner does not cover personal property belonging to Operator located at the Site.